UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2014

Dot Hill Systems Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-13317	13-3460176
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1351 S. Sunset Street, Longmont, CO 80501
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (303) 845-3200
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 3, 2014, the Compensation Committee of our Board of Directors approved the 2014 Executive Compensation Plan that established an annual performance-based cash bonus program with regard to compensation for Dana W. Kammersgard, our President and Chief Executive Officer, and Hanif I. Jamal, our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. The payout under the plan will be determined based upon the level of achievement of performance goals, with a target bonus equal to 100% and 65% of Messrs. Kammersgard and Jamal’s base salaries, respectively, for the fiscal year ending December 31, 2014.
The plan specifies two financial metrics based on non-GAAP revenue and non-GAAP operating profit for the fiscal year ending December 31, 2014, that will each be weighted at 50%. For both the non-GAAP revenue and non-GAAP operating profit metrics, minimum and maximum performance thresholds were established, such that there will be no bonus payment associated with each of the metrics for performance below the minimum or above the maximum thresholds. The plan also establishes a "gate" tied to non-GAAP operating profit that must be achieved in order for Messrs. Kammersgard and Jamal to receive their bonus. In addition, there is one intermediate threshold performance level of 100% for each of the two financial metrics, such that performance at these levels result in 100% of the target bonus being paid. These intermediate threshold levels were derived from the Company's Internal Operating Plan for 2014 that was approved by the Board of Directors in January 2014. The thresholds, and the percentage of the target bonus to be paid at each of such thresholds, are listed in the table below:

Metrics and Thresholds	Performance as % of Target Performance	% of Target Bonus Paid at Performance Level
Non-GAAP Revenue Metric
Minimum Threshold Performance Level	93%	50%
Intermediate Threshold Performance Level	100%	100%
Maximum Threshold Performance Level	108%	130%
Non-GAAP Operating Profit Metric
Minimum Threshold Performance Level	78%	50%
Intermediate Threshold Performance Level	100%	100%
Maximum Threshold Performance Level	126%	130%

For performance levels between the threshold levels, the bonus payout is based on a linear continuum between the two thresholds. The Compensation Committee will have the discretion to determine the extent to which the financial goals are met and, as such, whether cash bonuses shall be awarded for achievement of a goal in extraordinary circumstances, notwithstanding the fact that a goal is not met.
The Compensation Committee determined that 100% and 80%, respectively, of Messrs. Kammersgard and Jamal’s annual performance-based bonus will be tied to achieving the two financial metrics described above. In addition, 20% of Mr. Jamal’s annual performance-based bonus will be tied to achievement of various operational and financial controls goals.
In addition, on March 3, 2014, the Compensation Committee approved the following stock option grants to Messrs. Kammersgard and Jamal.

Executive Officer	Stock Options
Dana W. Kammersgard	260,000
Hanif I. Jamal	106,000

The effective date of grant of these stock options will be the third business day after the general release of the Company’s fourth quarter 2013 earnings. These stock options will terminate seven years after the effective date of grant, or earlier in the event the executive officer’s service to us is terminated. The options vest 25% on the first anniversary of the date of grant with the remaining shares vesting monthly over the following three years. The exercise price per share of these stock options will be the closing price of our common stock as reported on the NASDAQ Stock Market on the grant date.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.

By:	/s/ Hanif I. Jamal
Hanif I. Jamal
Senior Vice President, Chief Financial Officer and Secretary
Date: March 7, 2014